Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560
News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports First Quarter 2011 Results
•	Revenue up 28 percent year over year

•	Diluted EPS of $1.04

•	Company raises fiscal 2011 EPS guidance to $4.30 — $4.60 on higher expected revenue
MILWAUKEE (January 26, 2011) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2011 first quarter revenue of $1,365.8 million, up 28 percent compared to $1,067.5 million in the first quarter of fiscal 2010. The year-over-year impact of currency translation was negligible in the quarter. Fiscal 2011 first quarter net income was $150.1 million or $1.04 per share, compared to $76.6 million or $0.53 per share in the first quarter of fiscal 2010.
Total segment operating earnings were $222.0 million in the first quarter of fiscal 2011, up from $136.8 million in the same period of 2010. Total segment operating margin in the first quarter of fiscal 2011 increased to 16.3 percent from 12.8 percent a year ago, primarily due to volume leverage.

Free cash flow was $4.4 million in the first quarter of fiscal 2011, low relative to net income, primarily due to payouts of performance-based compensation earned in fiscal 2010. Return on invested capital was 25.7 percent.
Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “We saw strong sales growth in the quarter across all regions, led by emerging markets. Operating margin continued to expand and this was the fifth consecutive quarter of operating earnings improvement. Return on invested capital of 25.7 percent is now well above our long-term goal of 20 percent and is approaching the 26 percent peak that we saw in the last cycle. Our results in the first quarter reflect solid underlying market conditions and great execution of our growth and performance strategy. I am extremely pleased with the excellent start to the fiscal year.”

Outlook
Commenting on the outlook, Nosbusch added, “Our strong revenue performance in the first quarter, along with positive macroeconomic trends and forecasts, indicates that the global industrial recovery is continuing. We now project revenues for fiscal 2011 to range from $5.5 billion to $5.7 billion. Based on this revenue outlook, we are revising our fiscal 2011 earnings per share guidance to $4.30 to $4.60. A result in this range would represent record earnings per share for the company.”
Following is a discussion of first quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2011 first quarter sales were $613.9 million, an increase of 31 percent from $469.0 million in the first quarter of fiscal 2010. Fiscal 2011 first quarter sales were up 7 percent sequentially compared to $575.9 million in the fourth quarter of fiscal 2010. Segment operating earnings were $153.1 million in the first quarter of fiscal 2011, compared to $99.0 million in the first quarter of fiscal 2010. Architecture & Software segment operating margin was 24.9 percent in the first quarter of fiscal 2011, compared to 21.1 percent a year ago.
Control Products & Solutions
Control Products & Solutions fiscal 2011 first quarter sales were $751.9 million, an increase of 26 percent from $598.5 million in the first quarter of fiscal 2010. Fiscal 2011 first quarter sales were down 4 percent sequentially, a typical fourth quarter to first quarter pattern in this segment. Segment operating earnings were $68.9 million in the first quarter of fiscal 2011, up from $37.8 million in the first quarter of fiscal 2010. Control Products & Solutions segment operating margin was 9.2 percent in the first quarter of fiscal 2011, compared to 6.3 percent a year ago.

Other Information
Fiscal 2011 first quarter general corporate net expense was $15.7 million, down from $19.5 million in the first quarter of 2010, primarily due to a gain on the sale of an investment.
The effective tax rate for the first quarter of fiscal 2011 was 19.6 percent; the company continues to expect the full-year tax rate to be in the range of 20 to 22 percent.
During the first quarter of 2011, the Company repurchased 0.7 million shares of its common stock at a cost of $48.9 million. The Company had $452.3 million available at December 31, 2010 under its $1.0 billion share repurchase authorization.
Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on January 26. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•	macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, and currency exchange rates, all of which may affect our revenue and our profitability;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation;

•	disruption of our distribution channels;

•	the availability and price of components and materials;

•	successful execution of our cost productivity, restructuring and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended
	December 31,
	2010	2009
Sales
Architecture & Software (a)	$613.9	$469.0
Control Products & Solutions (b)	751.9	598.5

Total sales (c)	$1,365.8	$1,067.5

Segment operating earnings
Architecture & Software (d)	$153.1	$99.0
Control Products & Solutions (e)	68.9	37.8

Total segment operating earnings[1] (f)	222.0	136.8

Purchase accounting depreciation and amortization	(4.8)	(4.6)
General corporate — net	(15.7)	(19.5)
Interest expense	(14.8)	(15.4)

Income from continuing operations before income taxes	186.7	97.3
Income tax provision	(36.6)	(19.5)

Income from continuing operations	150.1	77.8
Loss from discontinued operations	—	(1.2)

Net income	$150.1	$76.6

Diluted earnings per share
Continuing operations	$1.04	$0.54
Discontinued operations	—	(0.01)

Net income	$1.04	$0.53

Average diluted shares	144.5	143.7

Segment operating margin
Architecture & Software (d/a)	24.9%	21.1%
Control Products & Solutions (e/b)	9.2%	6.3%
Total segment operating margin[1] (f/c)	16.3%	12.8%

[1]	Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended
	December 31,
	2010	2009
Sales	$1,365.8	$1,067.5
Cost of sales	(821.9)	(640.7)

Gross profit	543.9	426.8

Selling, general and administrative expenses	(347.0)	(312.5)
Other income (expense)	4.6	(1.6)
Interest expense	(14.8)	(15.4)

Income from continuing operations	186.7	97.3
Income tax provision	(36.6)	(19.5)

Income from continuing operations	150.1	77.8

Loss from discontinued operations	—	(1.2)

Net income	$150.1	$76.6

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31,	September 30,
	2010	2010
Assets
Cash and cash equivalents	$769.3	$813.4
Receivables	950.9	859.0
Inventories	612.6	603.3
Property, net	530.7	536.9
Goodwill and intangibles	1,118.5	1,129.8
Other assets	796.9	805.9

Total	$4,778.9	$4,748.3

Liabilities and Shareowners’ Equity
Accounts payable	$422.6	$435.7
Long-term debt	904.9	904.9
Other liabilities	1,865.3	1,947.3
Shareowners’ equity	1,586.1	1,460.4

Total	$4,778.9	$4,748.3

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended
	December 31,
	2010	2009
Continuing operations:

Operating activities:
Income from continuing operations	$150.1	$77.8
Depreciation and amortization	31.9	31.7
Retirement benefits expense	25.2	21.4
Pension trust contributions	(7.8)	(7.3)
Receivables/inventories/payables	(115.6)	(66.6)
Compensation and benefits	(141.6)	(4.7)
Income taxes	49.5	27.3
Other	20.9	39.8

Cash provided by operating activities	12.6	119.4

Investing activities:
Capital expenditures	(20.3)	(13.5)
Proceeds from sale of property and investments	4.1	—

Cash used for investing activities	(16.2)	(13.5)

Financing activities:
Cash dividends	(49.7)	(41.3)
Purchases of treasury stock	(43.6)	—
Proceeds from the exercise of stock options	43.6	6.7
Excess income tax benefit from share-based compensation	12.1	2.1
Other financing activities	(0.1)	(0.2)

Cash used for financing activities	(37.7)	(32.7)

Effect of exchange rate changes on cash	(2.6)	(0.9)

Cash (used for) provided by continuing operations	(43.9)	72.3

Discontinued operations:
Cash (used for) provided by discontinued operations	(0.2)	0.2

(Decrease) increase in cash and cash equivalents	$(44.1)	$72.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2010 compared to sales for the three months ended December 31, 2009:

	Three Months Ended December 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$661.5	$(0.9)	$660.6	$—	$660.6	$525.9
Canada	95.6	(4.1)	91.5	—	91.5	69.1
Europe, Middle East, Africa	283.2	18.9	302.1	—	302.1	233.1
Asia-Pacific	212.0	(8.4)	203.6	—	203.6	162.1
Latin America	113.5	(3.8)	109.7	—	109.7	77.3

Total	$1,365.8	$1.7	$1,367.5	$—	$1,367.5	$1,067.5

The following is a reconciliation of reported sales to organic sales for our reporting segments for the three months ended December 31, 2010 compared to sales for the three months ended December 31, 2009:

	Three Months Ended December 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$613.9	$3.8	$617.7	$—	$617.7	$469.0
Control Products & Solutions	751.9	(2.1)	749.8	—	749.8	598.5

Total	$1,365.8	$1.7	$1,367.5	$—	$1,367.5	$1,067.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S.GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
	2009	2010	2010	2010	2010

Cash provided by continuing operating activities	$119.4	$178.5	$135.5	$60.6	12.6
Capital expenditures of continuing operations	(13.5)	(17.0)	(23.7)	(45.2)	(20.3)
Excess income tax benefit from share-based compensation	2.1	5.3	4.9	3.8	12.1

Free cash flow[1]	$108.0	$166.8	$116.7	$19.2	$4.4

[1]	Free cash flow for the fourth quarter of 2010 included a discretionary pre-tax contribution of $150 million to the company’s U.S. pension trust in September.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	December 31,
	2010	2009

(a) Return
Income from continuing operations	$512.7	$180.1
Interest expense	59.9	61.3
Income tax provision	120.9	51.6
Purchase accounting depreciation and amortization	19.1	18.2
Special items	—	(4.0)

Return	712.6	307.2

(b) Average invested capital
Short-term debt	—	50.0
Long-term debt	904.8	904.7
Shareowners’ equity	1,441.8	1,499.2
Accumulated amortization of goodwill and intangibles	687.4	655.5
Cash and cash equivalents	(788.4)	(602.8)

Average invested capital	2,245.6	2,506.6

(c) Effective tax rate
Income tax provision	120.9	51.6

Income from continuing operations before income taxes	$633.6	$231.7

Effective tax rate	19.1%	22.3%

(a) / (b) * (1-c) Return On Invested Capital	25.7%	9.5%